Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256 / Cell (787) 685-4229
alan.cohen@firstbankpr.com
FIRST BANCORP PROVIDES FINANCIAL UPDATE
Reports Second Quarter 2006 Selected Operational Results
Receives Regulatory Approval to Pay Preferred Dividends
San Juan, Puerto Rico, August 9, 2006 — First BanCorp (NYSE:FBP) today announced selected unaudited operating results for the second quarter ended June 30, 2006.
Loan Balances
First BanCorp reported that total loans receivable before allowance for loan losses decreased to approximately $10.9 billion as of June 30, 2006, as compared to approximately $13.1 billion as of March 31, 2006, and approximately $12.7 billion as of December 31, 2005. The approximate $2.2 billion decrease in total loans receivable since March 31, 2006, was attributable to the previously announced $2.4 billion cash payment received in May 2006 from Doral Financial Corporation.
This payment substantially decreased the balance of the secured commercial loan to Doral which, as previously announced, resulted from the revised classification of various mortgage-related transactions with such institution as commercial loans secured by mortgages instead of purchases of mortgages.
Excluding the Doral payment, the net increase in loans receivable since March 31, 2006, resulted mainly from an increase of approximately $135 million in commercial loans, consisting largely of construction loans, and an increase of approximately $129 million in residential mortgages. The origination of residential real estate loans was driven by FirstMortgage, the mortgage origination subsidiary of First BanCorp’s subsidiary, FirstBank.
Improving Capitalization Ratios
The decrease in the balance of the Doral loan resulting from the payment received in May 2006 improved FirstBank’s regulatory capital ratios by approximately 240 basis points, further strengthening the Bank’s well-capitalized status within the meaning established by the Federal Deposit Insurance Corporation (FDIC). As of June 30, 2006, the loan receivable from Doral Financial amounted to approximately $446 million. In addition, the Corporation continues to work to reduce the commercial loan to R&G Financial Corporation which also resulted from the revised classification of various mortgage-related transactions with such institution as commercial loans secured by mortgages instead of purchases of mortgages. As of June 30, 2006, the commercial loan to R&G amounted to approximately $548 million.
The Corporation’s total assets amounted to approximately $20.2 billion as of June 30, 2006, as compared to approximately $20.6 billion at March 31, 2006, and approximately $19.9 billion at December 31, 2005. The slight decrease when comparing assets at June 30, 2006, to assets at March 31, 2006, is attributed to the use of funds for repayments of outstanding brokered deposits as they have matured.
“We have continued to take strong actions this quarter to further improve our operations and address individual loan concentrations,” said Luis Beauchamp, First BanCorp President and CEO. “As a result, we have substantially improved our capital ratios and further positioned ourselves for future growth.”
Loan Reserves
First BanCorp also announced preliminary information relating to its loan reserves. The allowance for loan losses as of June 30, 2006, was approximately $144 million, a decrease of approximately $8.3 million from the allowance as of March 31, 2006, and a decrease of $4 million from the amount as of December 31, 2005. The decrease in the allowance for loan losses is substantially attributed to the decrease of approximately $2.4 billion in Doral’s commercial loan and changes to the allowance methodology that incorporate more detailed credit risk characteristics for the evaluation of the mortgage and consumer portfolios.
Non-performing loans amounted to $183 million at June 30, 2006, as compared to $171 million at March 31, 2006, and $134 million at December 31, 2005. This net increase in non-performing loans has been mainly in residential mortgage loans, which increased by $21 million at June 30, 2006 as compared to March 31, 2006. The ratio of the allowance to non-performing loans at June 30, 2006, was approximately 79%, as compared to approximately 89% and 110% at March 31, 2006, and December 31, 2005, respectively. The ratio of the allowance to non performing loans, excluding non-performing residential mortgages, was 147% at June 30, 2006, as compared to 144% and 186% at March 31, 2006, and December 31, 2005, respectively. The Corporation recently reviewed, with external consultants, the allowance for loan losses for its mortgage portfolio. Due to the historical trend of increasing home values, losses in the residential mortgage portfolio have been minimal. Management believes that the higher non-performing loans are a result of the uncertainty created by the Puerto Rican government budget crisis and the government’s decision to shut down its operations during May 2006. Both situations have now been remediated.
Payment of Preferred Dividends
First BanCorp’s Board of Directors has declared the next payment of dividends on First BanCorp’s Series A through E Preferred shares. The estimated corresponding amounts, record dates and payment dates for the Series A through E Preferred Shares are:

Series	$ Per/share	Record Date	Payment Date
A	0.1484375	August 29, 2006	August 31, 2006
B	0.17395833	August 15, 2006	August 31, 2006
C	0.1541666	August 15, 2006	August 31, 2006
D	0.15104166	August 15, 2006	August 31, 2006
E	0.14583333	August 15, 2006	August 31, 2006
Regulatory approvals were obtained as a part of First BanCorp’s previously announced agreement with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

As previously announced, First BanCorp is in the process of preparing restated financial statements. First BanCorp anticipates it will file an amended annual report for 2004 this summer, and then its financial statements for the interim periods of 2005 and the first two quarters of 2006, and its annual report for 2005.
About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 139 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made and to advise readers that various factors, including the interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by Doral and R&G of their outstanding loans, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the results of the Corporation’s continuing review of the accounting judgments reflected in its historical financial statements, the impact of the announced restatement on the Corporation’s customers and lenders, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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